Transgenomic Announces $7 Million Convertible Preferred Stock Financing

OMAHA, Neb. (March 6, 2014) -- Transgenomic, Inc. (OTCBB: TBIO), a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through diagnostic tests as well as clinical and research services founded by R.J. Kirk, today announced that it has entered into an agreement with affiliates of Third Security, LLC ("Third Security"), a leading life sciences investment firm, to sell to them 1.44 million Series B convertible preferred shares at a price of $4.85 per share for gross proceeds of $7.0 million.

Subject to certain restrictions, the preferred shares are convertible into common shares of Transgenomic on a 1-to-1 basis. Proceeds from the investment will be used to help fund Transgenomic’s working capital requirements and for general corporate purposes. The investment provides the Company with substantial capital to continue building its presence as a leading personalized medicine company.

“We are pleased that such a highly regarded investor, and an existing shareholder, committed to provide the full amount of funds that we sought,” said Paul Kinnon, President and Chief Executive Officer of Transgenomic. “Third Security recognizes the value proposition that Transgenomic represents and we appreciate this opportunity to further our relationship with them. We are entering an important phase in the strategic transformation of the Company, and this transaction provides us with the necessary capital to drive toward profitability. We can now focus on commercializing key assets, especially the ICE COLD-PCR technology, while also improving our competitive position in the molecular diagnostics marketplace.”

About Transgenomic, Inc.

Transgenomic, Inc. (www.transgenomic.com) is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases. The Company has three complementary business units: Patient Testing, Biomarker Identification, and Genetic Assays and Platforms, which provide specialized diagnostic tests, contract research services for drug development, and equipment, reagents and other consumables for clinical and research applications in molecular testing and cytogenetics.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to the anticipated use of the proceeds from the financing, the company’s anticipated drive toward profitability and the company’s plans to commercialize key assets. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Contact:

Investor Contact:
Argot Partners
David Pitts, 212-600-1902
david@argotpartners.com

or

Company Contact:
Transgenomic, Inc.
Donna Christian, 402-452-5416
investorrelations@transgenomic.com